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                                                                    EXHIBIT 99.1


MONDAY SEPTEMBER 25, 5:35 PM EASTERN TIME

PRESS RELEASE

HENCIE CLOSES ON FIRST FINANCING ROUND WITH EDGE TECHNOLOGY GROUP FOR $2.8
MILLION

SERVICE AGREEMENT DEAL BETWEEN EDGE AND HENCIE TO PROVIDE MUTUAL EXPANSION FOR BOTH COMPANIES

DALLAS--(BUSINESS WIRE)--Sept. 25, 2000-- Edge Technology Group Inc
(OTCBB:EDGED - news) and Hencie Inc. today announced that they have completed the initial financing round for Hencie, a rapidly growing eBusiness solutions and applications provider. To date, Edge has funded $1.4 million in Hencie, with an option to invest an additional $1.4 million, which collectively represents an ownership of approximately 10 percent of the issued and outstanding capital stock of Hencie on a fully diluted basis. Also, Edge holds an option to purchase from Hencie and its founder securities representing an additional 10 percent of Hencie for $3.5 million. The funds from the financing will be used to expand Hencie's highly successful regional business model to open new offices, market its Enterprise Plug-in(TM) products, add new product lines and launch innovative service offerings.

Hencie and Edge will work together under a separate strategic services agreement, which is in development. Under the terms of the agreement, Hencie will assist Edge in identifying and evaluating possible investment opportunities with Hencie's technology partners and clients, as well as provide consulting services for Edge related companies. Edge will likewise identify financial partners for Hencie and aid Hencie in corporate planning, including the development and execution of its international expansion.

"Hencie has demonstrated its future potential through its present revenues, profits and rapid growth," said Pierre Koshakji, President and Chief Executive Officer of Edge Technology Group. "We believe Hencie competes with major players in the eBusiness consulting market, such as Viant or Scient, and we also anticipate a productive, integrated alliance that will benefit Edge's own business model through Hencie's expertise in providing solutions for the New Economy."

Koshakji added that besides Hencie's strength as a company, Edge is also impressed with the escalation of eBusiness and the demand for related services. Market research firm International Data Corp. (IDC) projects that the market for services and systems integration companies will reach $78.6 billion by 2003.

Since its inception in 1997 Hencie has doubled in size each year without venture capital. "This investment will improve our ability to serve clients as well as accelerate our growth," said Adil Khan, President and Chief Executive Officer of Hencie. "And the partnership with Edge is an opportunity to align Hencie with more technology ventures in need of eBusiness strategies and implementation."

Pierre Koshakji will serve on the Board of Hencie and Adil Khan will serve on Edge's Board of Advisors.

About Edge Technology Group, Inc.

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Edge, previously Visual Edge Systems Inc., operates, finances and develops technology-oriented companies. Edge seeks operating and strategic investing opportunities in business segments where technology can increase profitability. Edge's operating division, known as Visual Edge Systems, produces and markets CD-ROM Internet instructional sports products, including One-On-One with Greg Norman.

More About Hencie

Hencie is an eBusiness solutions and applications provider delivering innovative, strategically aligned solutions designed to "get business clicking(TM)" for a broad range of clients and industry segments. Hencie, with headquarters in Dallas, was founded in 1997 and has offices in Houston and Austin. Hencie is a Preferred Service Provider of Oracle and also has strategic partnerships with i2 Technologies, Allaire and other international technology providers.

Hencie develops products called Enterprise Plug-ins(TM) that enhance the functionality of its partner's software. Enterprise Plug-ins leverage the strengths of industry-leading software and provide customers with quicker ROI for their software investment.

Hencie serves mid market and larger companies and has contracts with a broad selection of clients such as Raytheon, Nestle, Honeywell, Kerr-McGee, the PGA, Lone Star Steel, Kaiser Aluminum, Oklahoma Fixture Company, Toni & Guy, Oklahoma University, Zurn, Western Gas and other companies.

For more information visit http://www.hencie.com.

This document contains references to future events and results, including without limitation anticipated transactions involving Edge Technology Group, Inc. These statements are forward-looking statements regarding future events and the future financial performance of Edge, and no assurances can be made regarding their eventual occurrence. Actual occurrences and results may differ substantially and materially from those projected as a result of risks and uncertainties detailed in Edge's periodic reports and registration statements filed with the Securities and Exchange Commission (viewable at www.sec.gov), including its Form 10-K for the year ended Dec. 31, 1999, and the Form 8-K filed on July 17, 2000.

Contact:

     Teq Marketing
     Susan Huber, 972/231-1973
     shuber@teq.com

     or

     Hencie Inc., Dallas
     Michael Patrick, 972/671-0011
     mpatrick@hencie.com